Exhibit No. (3)g

ARTICLES OF INCORPORATION

OF

HALYARD NORTH CAROLINA, INC.

Pursuant to Section 55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation.

1. The name of the corporation is Halyard North Carolina, Inc. (the ‘‘Corporation”).

2. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the North Carolina Business Corporation Act.

3. The Corporation shall have authority to issue one thousand (1,000) shares of Common Stock, and the par value of each of such shares is $.01.

4. The name of the initial registered agent is CT Corporation System.

5. The North Carolina street address, which is also the mailing address, and county of the initial registered office of the Corporation in North Carolina is 150 Fayetteville Street, Box 1011, Wake County, North Carolina 27601.

6. The street address, which is also the mailing address, and county of the principal office of the Corporation is 351 Phelps Drive, Dallas County, Irving, TX 75038.

7. The name and address of the incorporator is John W. Wesley, PO Box 619100, Dallas, TX 75261-9100.

8. In furtherance and not in limitation of the power conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

9. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

10. To the full extent then permitted by the North Carolina Business Corporation Act as it may be amended from time to time, any action which is required or permitted to be taken at a meeting of the shareholders may be taken by written consent without a meeting and without prior notice by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted, except that, in accordance with Section 55-7-04(a1) of the General Statutes of North Carolina, the action of election of directors at the annual meeting may be taken without a meeting only by all the shareholders entitled to vote on such action. Such signed and dated written consent must be filed with the Secretary of the Corporation to be kept in the corporate minute book, whether done before or after the action so taken, but in no event later than sixty (60) days after the earliest dated consent delivered in accordance with this section. Delivery made to the Secretary of the Corporation shall be by hand or by certified or registered mail, return receipt requested. When corporate action is taken without a meeting by less than unanimous written consent, notice shall be given to those shareholders who have not consented in writing within ten (10) days after such action is taken. A shareholders’ consent to action taken without meeting may be in electronic form and delivered by electronic means.

Notwithstanding the provisions of Section 55-7-04(d) of the General Statutes of North Carolina, the Corporation is not required to give the shareholders written notice of the proposed action at least ten (10) days before the action is taken in the event that shareholder approval is required for (i) an amendment to the articles of incorporation; (ii) a plan of merger or share exchange; (iii) a plan of conversion; (iv) the sale, lease, exchange, or other disposition of all, or substantially all, of the Corporation’s property; or (v) a proposal for dissolution, and the approval is to be obtained through action without meeting.

11. The provisions of the North Carolina Business Corporation Act entitled “The North Carolina Shareholder Protection Act” and “The North Carolina Control Share Acquisition Act” shall not be applicable to the corporation.

12. No director of the Corporation shall have personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of any duty as a director; provided, however, that the foregoing shall not limit or eliminate the personal liability of a director with respect to (i) acts or omissions that such director at the time of such breach knew or believed were clearly in conflict with the best interests of the Corporation, (ii) any liability under Section 55-8-33 of the North Carolina General Statutes or any successor provision, (iii) any transaction from which such director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date of the effectiveness of this Article. As used in this Article, the term “improper personal benefit” does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his or her services as a director, officer, employee, independent contractor, attorney, or consultant of the Corporation.

Furthermore, notwithstanding the foregoing provision, in the event that Section 55-2-02 or any other provision of the North Carolina General Statutes is amended or enacted to permit further limitation or elimination of the personal liability of the director, the personal liability of the Corporation’s directors shall be limited or eliminated to the fullest extent permitted by the applicable law.

This Article shall not affect a provision permitted under the North Carolina General Statutes in the articles of incorporation, bylaws or contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability. Any repeal or modification of this Article shall not adversely affect any limitation hereunder on the personal liability of the director with respect to acts or omissions occurring prior to such repeal or modification.

The undersigned has signed these Articles of Incorporation as of this 9 day of May, 2014.

/s/ John W. Wesley
John W. Wesley, Incorporator